Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc.  Announces Notice From NASDAQ

Dunkirk, NY – February 19, 2010 –

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank, announced today that it received a written notification from the staff at NASDAQ that the Company’s Board of Directors is no longer comprised of a majority of independent directors as required by Nasdaq Listing Rule 5605.  This was due to the resignation on February 3, 2010 of Paul J. Kolkmeyer, an independent director and member of the Company’s Audit Committee, in order to pursue other opportunities in the real estate and banking fields.  The Company’s Board of Directors currently has eight (8) directors, only four (4) of which qualify as independent directors. In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company has a “cure period” of until the earlier of its next annual meeting of shareholders or February 3, 2011 to regain compliance with the rule; provided, however, that if the annual shareholders meeting is held before August 2, 2010, then the Company must regain compliance no later than August 2, 2010.

The Company’s Board of Directors has selected Gary W. Winger, an existing independent director, to fill the vacancy on the Audit Committee. The Company is currently engaged in a search for a new director who satisfies the independence requirements of the Nasdaq Listing Rules and plans to fulfill Nasdaq’s independent director requirements as expeditiously as possible, and within the allocated cure period.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services.   Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Media Contact –
Rachel A. Foley, CFO
Lake Shore Bancorp, Inc.
(716) 366-4070